Exhibit 23.4

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Leucadia National Corporation and to the incorporation by reference therein of our report dated March 11, 2005, with respect to the consolidated financial statements of the FINOVA Group Inc. as of December 31, 2004 and 2003 and for each of the three years in the period then ended, included in Leucadia National Corporation's Form 10-K, as amended, for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


                                           /s/ Ernst & Young LLP

Phoenix, Arizona
June 14, 2005